Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

OpenWorld, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	(1)	Other	1,618,255	$5.5850	$9,037,954.18	0.0000870	$786.30

Total Offering Amounts:						$9,037,954.18		786.30
Total Fee Offsets:								0.00
Net Fee Due:								$786.30

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Offering Note(s)

(1)	This Registration Statement covers an additional 1,618,255 shares of Common Stock (the “Additional Shares”) authorized to be offered and sold under the VerifyMe, Inc. 2020 Equity Incentive Plan, as amended by the Fourth Amendment to the Plan, filed as Exhibit 99.5 to this Registration Statement. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Common Stock. The Proposed Maximum Offering Price is estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities, solely for purposes of calculating the registration fee. The price for OpenWorld, Inc.’s (the “Company”) common stock, par value $0.001 per share (“Common Stock”) being registered hereby is based on a price of $5.6950 per share of Common Stock, which is the average of the high ($6.00) and low ($5.17) trading prices for a share of Common Stock on October 5, 2026, as reported on the Nasdaq Stock Market.